Exhibit 99.1

Contact:

Brad Buss

EVP Finance & Administration and CFO

Cypress

(408) 943-2754

Cypress Sells 7.5 Million SunPower Shares

SAN JOSE, Calif., April 30, 2007 — Cypress Semiconductor Corp. (NYSE: CY) today sold 7,500,000 shares of SunPower Corporation’s Class A common stock in an offering pursuant to Rule 144 of the Securities Act. This sale is expected to settle on May 4, 2007. Following the sale, Cypress will own 44,533,287 shares of SunPower Corporation’s Class B common stock.

About Cypress

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the PSoC® Programmable System-on-Chip™, USB controllers, general-purpose programmable clocks and memories. Cypress also offers wired and wireless connectivity solutions ranging from its WirelessUSB™ radio system-on-chip, to West Bridge™ and EZ-USB® FX2LP controllers that enhance connectivity and performance in multimedia handsets. Cypress serves numerous markets including consumer, computation, data communications, automotive, industrial, and solar power. Cypress trades on the NYSE under the ticker symbol CY. Visit Cypress online at www.cypress.com.

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Cypress and the Cypress logo, PSoC and EZ-USB are registered trademarks of Cypress Semiconductor Corporation. Programmable System-on-Chip, WirelessUSB and West Bridge are trademarks of Cypress Semiconductor Corp. All other trademarks are the property of their respective owners.

The statement above regarding the settlement date for the sale of shares is a forward-looking statement made pursuant to the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially due a variety of factors, including but not limited to the risks identified in our filings with the Securities and Exchange Commission. Such forward-looking statement is based upon information available to Cypress as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement.